EXHIBIT 2

Schedule A

Transactions during the past 60 days

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Min	Max
1/22/2025	Purchase	17,725	$12.82	$12.59	$13.00
1/23/2025	Purchase	12,021	$13.41	$12.62	$13.88
1/24/2025	Purchase	27,472	$13.64	$13.31	$13.96
1/27/2025	Purchase	18,194	$13.75	$13.38	$14.00
1/28/2025	Purchase	24,588	$13.63	$13.27	$14.00
1/29/2025	Purchase	9,002	$13.21	$12.95	$13.50
1/29/2025	Purchase	190,998	$3.90	$3.33	$5.23
1/30/2025	Purchase	16,156	$3.34	$3.27	$3.44
1/30/2025	Purchase	1,000,000	$3.31	$3.02	$3.45
1/30/2025	Sale	278,086	$3.11	$3.10	$3.20
1/31/2025	Purchase	92,466	$3.43	$3.26	$3.45
2/3/2025	Purchase	13,276	$3.45	$3.41	$3.45
2/4/2025	Purchase	40,688	$3.70	$3.66	$3.70
2/4/2025	Purchase	468	$3.66	$3.66	$3.66
2/5/2025	Purchase	12,319	$3.69	$3.60	$3.70
2/6/2025	Purchase	23,626	$3.69	$3.64	$3.70
2/6/2025	Purchase	200	$3.69	$3.69	$3.69
2/7/2025	Purchase	109,437	$3.63	$3.55	$3.70
2/7/2025	Purchase	200	$3.58	$3.58	$3.58
2/10/2025	Purchase	42,826	$3.50	$3.36	$3.67
2/11/2025	Purchase	122,057	$3.39	$3.28	$3.50
2/12/2025	Purchase	59,223	$3.51	$3.40	$3.60
2/13/2025	Purchase	54,533	$3.69	$3.60	$3.70
2/13/2025	Purchase	2,202	$3.69	$3.69	$3.69
2/14/2025	Purchase	162,853	$3.77	$3.62	$3.80
2/18/2025	Purchase	103,132	$3.73	$3.67	$3.80
2/19/2025	Purchase	12,956	$3.75	$3.68	$3.80
2/20/2025	Purchase	36,400	$3.73	$3.68	$3.80
2/21/2025	Purchase	62,356	$3.76	$3.67	$3.80

*The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of shares purchased or sold at each price within the ranges set forth in the table above.